As filed with the Securities and Exchange Commission on May 17, 2024.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Amphenol Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	22-2785165 (I.R.S. Employer Identification No.)

358 Hall Avenue Wallingford, Connecticut (Address of principal executive offices)	06492 (Zip Code)

2024 Restricted Stock Plan for Directors of Amphenol Corporation
(Full title of the plan)

Lance D’Amico, Esq.

Senior Vice President, Secretary and General Counsel

Amphenol Corporation

358 Hall Avenue

Wallingford, Connecticut 06492

(Name and address of agent for service)

(203) 265-8900

(Telephone number, including area code, of agent for service)

Copies to:

Brian D. Miller

Latham & Watkins LLP

555 11th Street, N.W., Suite 1000

Washington, DC 20004

(202) 637-2200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On May 16, 2024, the stockholders of Amphenol Corporation (the “Company”) approved the 2024 Restricted Stock Plan for Directors of Amphenol Corporation (the “Plan”). This registration statement on Form S-8 (this “Registration Statement”) is being filed to register 250,000 shares of the Company’s Class A common stock, par value $0.001 per share (“Common Stock”), reserved for issuance pursuant to the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of the Form S-8 are not required to be filed, and are not being filed, with the Securities and Exchange Commission (the “SEC”) as part of this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and will be delivered to participants in the Plan in accordance with such rule.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the SEC by the Company are incorporated herein by reference:

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 7, 2024;

•	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on April 26, 2024;

•	the Company’s Current Reports on Form 8-K, filed with the SEC on March 22, 2024, April 3, 2024, April 5, 2024 and May 16, 2024; and

•	the description of the Company’s Common Stock contained in Exhibit 4.11 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 7, 2024.

All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and will be a part hereof from the date of filing of such document.

The Company is not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or included in future filings, that are not deemed “filed” with the SEC.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Items 5.	Interests of Named Experts and Counsel.

The validity of our securities registered hereby has been passed upon by Lance E. D’Amico, Esq., the Company’s Senior Vice President, Secretary and General Counsel.  As of April 30, 2024, Mr. D’Amico beneficially owned 644,236 shares of Common Stock (including 25,700 shares held directly and 562,236 shares issuable upon the exercise of options vested as of April 30, 2024 or within 60 days thereafter).

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

Article Seventh of the Company’s Restated Certificate of Incorporation, as amended, provides that, except as otherwise provided by the DGCL as the same exists or may hereafter be amended, no director or officer of the Company shall be personally liable to the Company or to its stockholders for monetary damages for breach of fiduciary duty as a director or officer.  In addition, Article Eighth of the Company’s Restated Certificate of Incorporation, as amended, provides that, to the fullest extent permitted by the DGCL, the Company shall indemnify any current or former director or officer of the Company and may, at the discretion of the Board of Directors of the Company, indemnify any current or former employee or agent of the Company against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding brought by or in the right of the Company or otherwise, to which he or she was or is a party by reason of his or her current or former position with the Company or by reason of the fact that he or she is or was serving, at the request of the Company, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Article IV of the Company’s Fifth Amended and Restated By-laws provides for indemnification of its directors, officers, employees and agents in connection with actions, suits or proceedings, other than an action by or in the right of the Company, if such individual acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Article IV of the Company’s By-laws also provides for indemnification of its directors, officers, employees and agents in connection with actions, suits or proceedings by or in the right of the Company if such individual acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification is available if such individual is adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines that such individual is fairly and reasonably entitled to indemnity.

The Company also maintains liability insurance for its officers and directors.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits.

Number	Description

4.1	Restated Certificate of Incorporation, dated May 19, 2021 (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021)

4.2	Certificate of Amendment to the Restated Certificate of Incorporation, dated May 16, 2024 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 16, 2024)

4.3	Amphenol Corporation, Fifth Amended and Restated By-Laws dated August 23, 2023 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on August 4, 2023)

5.1*	Opinion of Lance E. D’Amico

23.1*	Consent of Lance E. D’Amico (included in Exhibit 5.1)

23.2*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

24.1*	Power of Attorney (included in the signature page hereto)

99.1	2024 Restricted Stock Plan for Directors of Amphenol Corporation (incorporated by reference to Annex A to the Company’s Definitive Proxy Statement on Schedule 14A, filed on April 8, 2024)

107*	Filing Fee Table

*  Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)           to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wallingford, State of Connecticut, on May 17, 2024.

AMPHENOL CORPORATION

By:	/s/ Craig A. Lampo
Craig A. Lampo
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Amphenol Corporation do hereby constitute and appoint R. Adam Norwitt, Craig A. Lampo and Lance E. D’Amico and each of them, our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act and any rules, regulations and agreements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ R. Adam Norwitt	President and Chief Executive Officer and Director (Principal Executive Officer)	May 17, 2024
R. Adam Norwitt

/s/ Craig A. Lampo	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 17, 2024
Craig A. Lampo

/s/ Martin H. Loeffler	Chairman of the Board of Directors	May 17, 2024
Martin H. Loeffler

/s/ David P. Falck	Presiding Director	May 17, 2024
David P. Falck

/s/ Nancy A. Altobello	Director	May 17, 2024
Nancy A. Altobello

/s/ Edward G. Jepsen	Director	May 17, 2024
Edward G. Jepsen

/s/ Rita S. Lane	Director	May 17, 2024
Rita S. Lane

/s/ Robert A. Livingston	Director	May 17, 2024
Robert A. Livingston

/s/ Prahlad Singh	Director	May 17, 2024
Prahlad Singh

/s/ Anne Clarke Wolff	Director	May 17, 2024
Anne Clarke Wolff